UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 20, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, Suite 11B

New York, NY 10010

(Address of Principal Executive Offices)

855-423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2011 (the “Signing Date”), Augme Technologies, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with JagTag, Inc., a Delaware corporation (“JagTag”), pursuant to which the Company agreed to acquire substantially all of the assets of JagTag (the “Assets”) that are related to, used in connection with, or that form a part of JagTag’s business, and assume certain liabilities, including accounts payable, of JagTag (the “Assumed Liabilities”).

The purchase price for the Assets is $5,250,000 (the “Purchase Price”).  The Purchase Price is subject to downward adjustment equal to the amount by which the Assumed Liabilities exceed JagTag’s cash, cash equivalents, accounts receivable and amounts deemed received upon the cashless exercise of JagTag’s options (collectively, “Cash Equivalents”), or upward adjustment equal to the amount by which the Cash Equivalents exceed the Assumed Liabilities, determined as of the closing date of the Agreement (the “Closing Date”).  The Purchase Price is also subject to post-closing downward adjustment to the extent any of JagTag’s accounts receivable are not collected within certain time frames specified in the Agreement (an “AR Adjustment”).  The Purchase Price (as adjusted) is to be paid in unregistered shares of the Company’s common stock valued at the “Augme Average Price” as of the Signing Date (collectively, the “Aggregate Share Consideration”).  The “Augme Average Price” is defined as the volume weighted average price of the Company’s common stock as reported by Bloomberg LP for the 20 trading days immediately prior to the Signing Date, subject to a floor of $2.00 and a ceiling of $3.50 per share.  The Augme Average Price exceeded $3.50 per share; therefore, the Augme Average Price is $3.50 per share.  The Aggregate Share Consideration is to be allocated on a pro rata basis among and issued directly to the holders of equity and equity-linked securities of JagTag (the “JagTag Equity Holders”).  Ten percent of the Aggregate Share Consideration is to be placed in escrow with the Company’s transfer agent for a period of at least one year in order secure any damages that may result from any breach of a representation, warranty or covenant of JagTag in the Agreement, any liability of JagTag arising prior to the Closing Date other than Assumed Liabilities, and other pre-closing liabilities of JagTag.  The Indemnification Escrow will also be available to compensate the Company for any necessary AR Adjustment after the Closing Date.

The closing of the Agreement is subject to customary closing conditions, including JagTag obtaining its requisite stockholder approval.

JagTag’s Chief Executive Officer, Edward Jordan, is to be appointed as the Chief Financial Officer of the Company on the Closing Date.

The foregoing description is merely a summary of the Agreement and is qualified in its entirety by reference to the Agreement, which is attached as an exhibit to this Current Report.

Item 8.01	Other Events

On July 20, 2011 the Company issued a press release announcing the execution of the Agreement, a copy of which is attached as an exhibit to this Current Report.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1

Asset Purchase Agreement.  The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the registrant undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: July 20, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer